UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     March 30, 2012

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Compensatory Arrangements of Principal Officers.

Chief Executive Officer Resignation

On March 30, 2012, Geoffrey A. Eisenberg notified the Board of Directors ( “Board”) of West Marine, Inc. (the “Company”), that he planned to step down from his role as a member of the Board and as the Company’s President and Chief Executive Officer (“CEO”) after the successful search and appointment by the Board of his successor.  Mr. Eisenberg’s resignation from the Board did not result from any disagreement with the Company’s management or the Board on any matter relating to the Company’s operations, policies or practices.

A copy of the press release issued by the Company is included in Exhibit 99.1 to this report.

On April 3, 2012, the Company and Mr. Eisenberg also entered into a letter agreement memorializing their agreement regarding Mr. Eisenberg’s continued service to the Company (the “Agreement”).  Mr. Eisenberg will continue to serve as CEO on a full-time basis, and as a director of the Company, until a date to be selected by the Board in its sole discretion, but in no event later than the date a successor CEO (“Successor”) is appointed by the Board (“Resignation Date”), for which he will continue to receive his current base salary and benefits, but will not receive any further equity award grants.  Beginning on the Resignation Date, Mr. Eisenberg will become a consultant to the Company on an on-call basis, reporting to the Chairman of the Board and the Board, for eighteen (18) months (“Transition Period”) to facilitate an effective transition of the leadership of the Company to his Successor.  As compensation for his services during the Transition Period, and in consideration of signing the Agreement, Mr. Eisenberg will be paid as follows, subject to certain conditions:

—           Mr. Eisenberg will receive an aggregate cash payment of $822,000, payable in substantially equal installment payments over the Transition Period on the Company’s regularly-scheduled payroll dates during the Transition Period;

—           To continue his medical and/or dental insurance coverage under COBRA, he will receive monthly an amount equal to the COBRA premiums due for such month, so long as he remains eligible for such coverage, up to eighteen (18) months;

—           As of his Resignation Date, the Company will amend: (i) Mr. Eisenberg’s 2011 stock option award (with respect to 25,000 shares) to fully vest his rights to such stock options allowing them to exercised at any time prior to their expiration date; and (ii) his 2011 restricted stock unit award (with respect to 12,500 shares) to fully vest his rights to such restricted stock units, and to make them payable to him as of the dates they otherwise would have become vested (if he had continued to be employed by the Company).  The Company also confirmed its previous agreement with Mr. Eisenberg that the stock options granted to him between November 7, 2008 and December 10, 2010 are fully vested and that he has the right to exercise such options (in accordance with their terms) at any time prior to their expiration date; and

—           In 2013, Mr. Eisenberg will receive his annual bonus based upon actual performance of the Company for 2012, pro-rated for the period of time he served as CEO in 2012.

The Agreement includes a general release of claims by Mr. Eisenberg in favor of the Company, as well as confidentiality, non-solicitation, non-hire, cooperation, and non-disparagement covenants, all subject to certain conditions.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement filed as an Exhibit to this report.

Amendments to Non-Employee Director Equity Awards

On March 30, 2012, the Board adopted an amendment to the West Marine, Inc. Omnibus Equity Incentive Plan to eliminate the automatic grant of equity awards to non-employee directors.  As a result, non-employee director equity awards will be made at the discretion of the Governance and Compensation Committee (the “G&CC”).

On March 30, 2012, the G&CC also approved changes to the forms of award agreements for non-employee directors, to provide that all such awards will vest on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders (previously stock options vested six months after the date of grant and restricted stock awards vested one year after the date of grant).

A copy of the plan amendment and revised non-employee director award notices are filed as Exhibits to this report.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Exhibits:
10.1*	Amendment Number One to the West Marine, Inc. Omnibus Equity Incentive Plan.
10.2*	Form of Notice of Grant of Stock Options and form of Stock Option Award Agreement for Non-Employee Directors.
10.3*	Form of Notice of Grant of Restricted Stock Units and form of Restricted Stock Unit Agreement for Non-Employee Directors.
10.4*	Form of Notice of Grant of Restricted Stock Award and form of Restricted Stock Award Agreement for Non-Employee Directors.
10.5*	Letter Agreement, dated as of April 3, 2012, between West Marine, Inc. and Geoffrey A. Eisenberg.
99.1	Press Release dated April 3, 2012.

*  Indicates a management contract or compensatory plan or arrangement within the meaning of Item 601(b0(10(iii) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: April 3, 2012	By:	/s/ Pamela J. Fields
Pamela J. Fields
Secretary and General Counsel